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Exhibit 21


                        Subsidiaries of the Registrants

                            As of December 31, 1998



ORBCOMM Global, L.P.

1.   ORBCOMM USA. L.P., a Delaware limited partnership
2.   ORBCOMM International Partners, L.P., a Delaware limited partnership
3.   ORBCOMM Global Capital Corp., a Delaware corporation
4.   ORBCOMM Corporation, a Delaware corporation
5.   Dolphin Information Services, Inc., a Delaware corporation
6.   Dolphin Software Services ULC, a Nova Scotia unlimited liability company


ORBCOMM Global Capital Corp.

None.

ORBCOMM Corporation

None.